SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)


                           Cougar Biotechnology, Inc.
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                                (Name of Issuer)


                         Common Stock, $.0001 par value
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                         (Title of Class of Securities)


                                   222083 10 7
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                                 (CUSIP Number)


                                  April 3, 2006
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)


------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 222083 10 7                 13G                      Page 2 of 5 Pages
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Alan H. Auerbach
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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NUMBER OF       5.    SOLE VOTING POWER
SHARES
BENEFICIALLY          684,100
OWNED           ----------------------------------------------------------------
BY EACH         6.    SHARED VOTING POWER
REPORTING
PERSON                0
WITH            ----------------------------------------------------------------
                7.    SOLE DISPOSITIVE POWER

                      684,100
                ----------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER

                      0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      684,100 SHARES (INCLUDES WARRANTS TO PURCHASE 396,017 SHARES OF COMMON STOCK, WHICH ARE CURRENTLY VESTED)
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.7%
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12.   TYPE OF REPORTING PERSON*

      IN
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

CUSIP No. 222083 10 7                 13G                      Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

            Cougar BioTechnology, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

            10990 Wilshire Blvd., Suite 1200, Los Angeles, CA 90024
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Item 2(a).  Name of Person Filing:

            Alan H. Auerbach
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            10990 Wilshire Blvd., Suite 1200, Los Angeles, CA 90024
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Item 2(c).  Citizenship:

            USA
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Item 2(d).  Title of Class of Securities:

            Common Stock, $.0001 par value
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Item 2(e).  CUSIP Number:

            222083 10 7
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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a) |_| Broker or dealer registered under Section 15 of the Exchange
                    Act.

            (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) |_| Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) |_| An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act;

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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

CUSIP No. 222083 10 7                 13G                      Page 4 of 5 Pages
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Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            684,100 shares (includes warrants to purchase 396,017 shares of common stock, which are currently vested)
            --------------------------------------------------------------------
      (b)   Percent of class:

            13.7%
            --------------------------------------------------------------------
      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 684,100

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of: 684,100

            (iv)  Shared power to dispose or to direct the disposition of: 0
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Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.
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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
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Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
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Item 8.     Identification  and Classification  of Members of the Group.

            N/A
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Item 9.     Notice of Dissolution of Group.

            N/A
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Item 10.    Certifications.

            (a)   Not applicable

            (b)   Not applicable
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

                                                               Page 5 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 13, 2006                        /s/ Alan H. Auerbach
                                             -----------------------------
                                             ALAN H. AUERBACH